Exhibit 2.1

                          AGREEMENT FOR SHARE EXCHANGE


     THIS AGREEMENT FOR SHARE EXCHANGE (this "Agreement") is dated as of June 30, 2008, by and among OMEGA COMMERCIAL FINANCE CORP., a Florida corporation ("OMEGA"), 21 MIAMI OCEANS INTERNATIONAL LIMITED ("21 OCEANS") a Belize corporation and Steven Yamashiro, the sole managing member and shareholder of 21 OCEANS (the "MAJORITY SHAREHOLDER").

                                    RECITALS:

Whereas: OMEGA and the MAJORITY SHAREHOLDER desire to complete a share exchange transaction pursuant to which OMEGA shall acquire all of the issued and outstanding common stock of 21 OCEANS in exchange for the issuance of shares of voting stock of OMEGA to the MAJORITY SHAREHOLDER and the contribution of additional capital to 21 OCEAN.

Whereas: OMEGA within 30 days of the Closing Date will provide 21 Ocean with additional working capital in the amount of six million and 00/100 dollars ($6,000,000) and no later than the January 1st, 2009 an additional infusion of working capital in the amount of four million ($4,000,000) to 21 OCEAN for designated improvements to the vessel currently known as the "Ocean Jewel" (referred herein as the "Asset") and for the operation of 21 Ocean's business

Whereas: The Board of Directors of OMEGA and the Board of Directors of 21 OCEANS have each approved the proposed transaction, contingent upon the satisfaction prior to closing of all of the terms and conditions of this Agreement

Whereas: The MAJORITY SHAREHOLDER is the owner of all of the issued and outstanding common stock of 21 OCEANS, consisting of 5,000 membership units;

Whereas: 21 OCEANS possesses title and full ownership of the "Ocean Jewel," a cruise ship constructed in 1982 with approximately 40,000 sq. ft. of gaming space and 60,000 sq ft of retail, office, common area, and commercial space. The Asset was recently purchased by 21 Oceans for a total book value for merger evaluation only of Nine Million Seven Hundred and Fifty Thousand Dollars ($9,750,000) (Six Million Seven Hundred and Fifty Thousand Dollars ($6,750,000) for the Asset plus casino equipment totaling three million and 00/100 dollars ($3,000,000)

Whereas: THE PARTIES in consideration of the terms and conditions of the Agreement, the parties make certain representations, warranties and agreements in connection with the completion of the proposed share exchange transaction.

     NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE I
                                  THE EXCHANGE

1.1 The Exchange. On the Closing Date (as hereinafter defined), OMEGA shall acquire all of the issued and outstanding common stock of 21 OCEANS from the MAJORITY SHAREHOLDER or their assignee. Consideration to be issued by OMEGA shall consist of a stock component. The stock component issued by OMEGA shall be a total of 1,000,000 shares of its common stock (the "Exchange Shares") in exchange for the 5,000 shares of issued and outstanding 21 OCEANS stock, representing 100% of the currently issued and outstanding common stock of 21 OCEANS.

1.2 Wholly Owned Subsidiary. At the Closing, the MAJORITY SHAREHOLDER shall acquire 4.4% of the issued and outstanding shares of OMEGA and 21 Oceans shall become wholly owned by Omega. Immediately following the completion of the share exchange transaction through the issuance of the Exchange Shares and completion of the additional transactions described in Section 4.4 hereof, OMEGA shall have a total of approximately 23,810,900 shares of its common stock issued and outstanding and MAJORITY SHAREHOLDER shall own 1,000,000 shares of common stock in OMEGA, free and clear of all liens and encumbrances. For Federal income tax purposes, it is intended that the share transfer and Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

1.3 Closing and Closing Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") to be held on the soonest of (i) five (5) days after the parties have executed this Agreement or (ii) the first business day on which the last of the conditions set forth in Article V have been fulfilled or waived, or (iii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. If Closing does not take place before July 25, 2008, the MAJORITY SHAREHOLDER may declare this agreement null and void.

1.4 Board of Directors and Officers. Steven Yamashiro the majority shareholder of 21 OCEAN immediately prior to the Closing Date shall be the sole member of the Board of Directors, the Chief Executive Officer and President of 21 OCEANS following the Closing Date and he shall serve in such offices for the terms provided by law or in the Bylaws. The MAJORITY SHAREHOLDER shall be given the responsibility of operating and managing the business of 21 Ocean.

1.5 OCEAN JEWEL Advisory Board Member: Steven Yamashiro the Majority Shareholder of 21 OCEAN immediately prior to the Closing Date shall become Chairman of the OCEAN JEWEL Advisory Board Committee that will oversee and report to Omega's Board of Directors pursuant to the operations and improvement with the use of the capital provided, and no encumbrances, liens, or disposition
(sale) of the OCEAN JEWEL shall occur without the written consent and MAJORITY SHAREHOLDER.

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

1.6 Protective Covenant for 21 OCEAN and MAJORITY SHAREHOLDER. If the following events occur, then Steven Yamashiro shall have the right to purchase the Asset from 21 Oceans for the cost of $1.00, to-wit (i.) the termination of the Majority Shareholder from the Board of Directors, President or Chief Executive Officer of 21 Oceans (ii) Omega fails to provide the working capital required by this Agreement (iii) Omega breaches this Agreement or any agreement with 21 OCEAN (iv) the responsibilities assigned to the Majority Shareholder are materially changed or he is no longer operating or managing the "Asset". Omega agrees to authorize the transfer and the execution of the documents necessary to transfer the Asset in the event any event does or does not take place as required under this Agreement. The documents necessary to transfer the Asset shall be executed in blank form and Steven Yamashiro shall hold the title documents in trust and the Asset shall only be transferred to an entity of his choice. No lien shall be filed against the Asset without the express written consent of the Majority Shareholder.

1.7 Net Income Disbursements from Operations of OCEAN JEWEL: Omega and the Majority Shareholder will execute a formal Agreement that will govern the operations of the Asset and the distribution of income. The Ocean Jewel Operating Agreement will designated the distribution of Net Income (after operational expenses) to be determined by the monthly audited Income Statement, and paid as follows, pro rata eight five percent (85%) to Steve Yamahiro or his designee and fifteen (15%) to Omega. All of the operating expenses shall be paid from the gross revenues of 21 OCEANS and the working capital provided in this Agreement by Omega. Omega and 21 Ocean agree that all funds advanced by Omega shall be disbursed by wire transfer in United States dollars to the law firm of McGuireWoods, LLP, Bank of America, ABA: 051000017 (Domestic Wires), Credit:
McGuireWoods  Operating  Account,  Account  Number:   000003664964,   Reference:
(Include attorney's name, client number and/or invoice number).

1.8 The Ongoing Operations. OMEGA shall continue to operate its business following the Closing of the Share Exchange Agreement, and 21 OCEANS shall continue to operate as a wholly-owned subsidiary of OMEGA with the Majority Shareholder serving as its sole board member and as its President/CEO.

1.9 Financial Contributions. OMEGA within thirty (30) days of the Closing Date will make disburse additional capital to 21 Oceans totaling six million and 00/100 dollars ($6,000,000) to 21 OCEANS and no later than the January 1, 2009 an additional four million and 00/100 dollars ($4,000,000) to 21 OCEAN for its working capital and for the operation of its business..

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

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of OMEGA. OMEGA represents and warrants to the MAJORITY SHAREHOLDER as follows:

     (a)  Organization,   Standing  and  Power.  OMEGA  is  a  corporation  duly
     organized, validly existing and in good standing under the laws of the state of Florida, is a listed company on the OTC Bulletin Board of United States of America, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary

     (b) Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of OMEGA consists of 100,000,000 shares of Common Stock with a par value of $0.01 per share, of which 22,810,900 shares are currently issued and outstanding, and 10,000,000 authorized shares of Preferred Stock with a par value of $5.00 per share, of which no shares are currently issued and outstanding. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of OMEGA approving such issuance, validly issued, fully paid and nonassessable, and not subject to preemptive rights. Except as otherwise specified herein, as of the date of the execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from OMEGA at any time, or upon the happening of any stated event, any shares of the capital stock of OMEGA whether or not presently issued or outstanding.

     (c) Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of OMEGA will be delivered to 21 OCEANS and will be certified as true, correct and complete copies thereof. The minute book of OMEGA, which will be made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of OMEGA since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

     (d) Authority. OMEGA has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of OMEGA. No other corporate or shareholder proceedings on the part of OMEGA are necessary to authorize the Exchange, or the other transactions contemplated hereby.

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

     (e) Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of OMEGA or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OMEGA which violation would have a material adverse effect on OMEGA taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to OMEGA in connection with the execution and delivery of this Agreement by OMEGA or the consummation by OMEGA of the transactions contemplated hereby.

     (f) Books and Records. OMEGA will make available for inspection by MAJORITY SHAREHOLDER upon reasonable request all the books of OMEGA relating to the business of OMEGA. Such books of OMEGA have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to MAJORITY SHAREHOLDER by OMEGA are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

     (g) Compliance with Laws. OMEGA is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

     (h) SEC Filings. OMEGA's predecessor company filed a registration statement with the SEC under the Securities Act of 1934. Thereafter, OMEGA's predecessor company or OMEGA has filed all periodic reports required to be filed with the Securities Exchange Commission and, as of the date hereof, is current in its filing obligations.

     (i) Financial Statements and Tax Returns. Copies of OMEGA's audited financial statements for the fiscal year ended December 31, 2007, its financial statements for the periods ending March 31, and June 30, 2008 can be obtained by 21 OCEANS on the SEC website.

     (j) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of OMEGA, threatened against or affecting OMEGA which is reasonably likely to have a material adverse effect on OMEGA, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against OMEGA having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     (k) Tax Returns. OMEGA has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon OMEGA.

2.2 Representations and Warranties of 21 OCEANS. 21 OCEANS represents and warrants to OMEGA as follows:

     (a) Organization, Standing and Power. 21 OCEANS is a corporation duly organized, validly existing and in good standing under the laws of Belize, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

     (b) Capital Structure. The authorized capital stock of 21 OCEANS consists of 5000 membership units, all of which are held by the Majority Shareholder. All of the issued and outstanding membership units of 21 OCEANS were issued in compliance with all applicable securities laws. Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from 21 OCEANS at any time, or upon the happening of any stated event, any membership interests in the capital stock of 21 OCEANS.

     (c) Certificate of Incorporation, Bylaws and Minute Books. The copies of the formation documents, including the Articles of Incorporation or equivalent and the other corporate documents of 21 OCEANS which have been delivered to OMEGA are true, correct and complete copies thereof. The minute books or equivalent of 21 OCEANS which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the Shareholder of 21 OCEANS since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

     (d) Authority. MAJORITY SHAREHOLDER has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of MAJORITY SHAREHOLDER are necessary to authorize the Exchange and the other transactions contemplated hereby.

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

     (e) Conflict with Agreements; Approvals. Except as disclosed by 21 Ocean, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of 21 OCEANS or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to 21 OCEANS or its properties or assets except for consent necessary for an accounting and navigating system. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to 21 OCEANS in connection with the execution and delivery of this Agreement by MAJORITY SHAREHOLDER, or the consummation by MAJORITY SHAREHOLDER of the transactions contemplated hereby.

     (f) Financial Statements. A copy of financial statements of 21 OCEANS's for the year ended December 31, 2007 and December 31, 2006 will be delivered to OMEGA before the Closing. Omega confirms that it has received the financial statements.

     (g) Books and Records. 21 OCEANS has made and will make available for inspection by OMEGA upon reasonable request all the books of account, relating to the business of 21 OCEANS. Such books of account of 21 OCEANS have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to OMEGA by 21 OCEANS are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

     (h) Compliance with Laws. 21 OCEANS is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

     (i) Liabilities and Obligations. 21 OCEANS has no material liabilities or obligations absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the 21 OCEANS's financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

     (j) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of 21 OCEANS threatened against or affecting 21 OCEANS, which is reasonably likely to have a material adverse effect on 21 OCEANS, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against 21 OCEANS having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     (k) Taxes. 21 OCEANS has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and 21 OCEANS has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. 21 OCEANS knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

     (l) Licenses, Permits; Intellectual Property. 21 OCEANS owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

2.3 Representations and Warranties of the Shareholder. By execution of this Agreement, each of the MAJORITY SHAREHOLDER represents and warrants to OMEGA as follows:

     (a) Shares Free and Clear. The membership units of 21 OCEANS which he owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

     (b) Unqualified Right to Transfer Shares. He has the unqualified right to sell, assign, and deliver the membership units of 21 OCEANS specified herein and, upon consummation of the transactions contemplated by this Agreement, OMEGA will acquire good and valid title to such membership units, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

     (c) Agreement and Transaction Duly Authorized. He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such MAJORITY SHAREHOLDER is a party or by which such MAJORITY SHAREHOLDER is bound.

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                                   ARTICLE III
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1 Covenants of 21 OCEANS and OMEGA. During the period from the date of this Agreement and continuing until the Closing Date, 21 OCEANS and OMEGA each agree as to themselves (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

     (a) Ordinary Course. Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

     (b) Dividends; Changes in Stock. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

     (c) Issuance of Securities. No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

     (d) Governing Documents. No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

     (e) No Dispositions. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

     (f) Indebtedness. No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice unless authorized by this Agreement or written consent of the parties..

3.2 Other Actions. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

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                                   ARTICLE IV
                 ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1 Restricted OMEGA Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute "offshore transactions" as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2 Access to Information. Upon reasonable notice, OMEGA and 21 OCEANS shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of OMEGA and 21 OCEANS shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 Legal Conditions to Exchange. Each of OMEGA and 21 OCEANS shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by OMEGA or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4 Current Business of OMEGA. OMEGA shall continue to operate its business following the Closing of the Share Exchange Agreement, and 21 OCEANS shall continue to operate as a wholly-owned subsidiary of OMEGA. Such matters include, inter alia, all business and business contracts, tenancy agreements, employment contracts, rights and obligations (other than those specifically described in this Agreement) and/or other liabilities of whatsoever kind.

                                    ARTICLE V
                              CONDITIONS PRECEDENT

5.1 Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2 Conditions to Obligations of OMEGA. The obligation of OMEGA to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by OMEGA:

     (a) Representations and Warranties. The representations and warranties of 21 OCEANS and of the MAJORITY SHAREHOLDER set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and OMEGA shall have received a certificate signed on behalf of 21 OCEANS by the President of 21 OCEANS and a certificate signed by the MAJORITY SHAREHOLDER to such effect.

     (b) Performance of Obligations of 21 OCEANS. 21 OCEANS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and OMEGA shall have received a certificate signed on behalf of 21 OCEANS by its President to such effect.

     (c) Closing Documents. OMEGA shall have received such certificates and other closing documents as counsel for OMEGA shall reasonably request.

     (d) No Dissenting Shares. MAJORITY SHAREHOLDER, holding 100% of the issued and outstanding common stock of number of shares of common stock of 21 OCEANS shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

     (e) Consents. 21 OCEANS shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of OMEGA, individually or in the aggregate, have a material adverse effect on 21 OCEANS and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. 21 OCEANS shall also have received the approval of its Shareholders in accordance with applicable law.

     (f) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of OMEGA, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against 21 OCEANS, the consequences of which, in the judgment of OMEGA, could be materially adverse to 21 OCEANS.

5.3 Conditions to Obligations of 21 OCEANS. The obligation of 21 OCEANS to effect the Exchange is subject to the satisfaction of the following conditions unless waived by 21 OCEANS.

     (a) Representations and Warranties. The representations and warranties of OMEGA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, 21 OCEANS shall have received a certificate signed on behalf of OMEGA by its President to such effect.

     (b) Performance of Obligations of OMEGA. OMEGA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and 21 OCEANS shall have received a certificate signed on behalf of OMEGA by the President to such effect.

     (c) Closing Documents. 21 OCEANS shall have received such certificates and other closing documents as counsel for 21 OCEANS shall reasonably request.

     (d) Consents. OMEGA shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

     (e) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of 21 OCEANS, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against OMEGA the consequences of which, in the judgment of 21 OCEANS, could be materially adverse to OMEGA.

                                   ARTICLE VI
                            TERMINATION AND AMENDMENT

6.1  Termination.  This  Agreement  may be  terminated  at any time prior to the
Closing:

     (a) by mutual consent of OMEGA, 21 OCEANS and the MAJORITY SHAREHOLDER;

     (b) by either OMEGA, 21 OCEANS or the MAJORITY SHAREHOLDER if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

     (c) by either OMEGA, 21 OCEANS or the MAJORITY SHAREHOLDER if the Exchange shall not have been consummated before July 8, 2008.

6.2 Effect of Termination. In the event of termination of this Agreement by any of the parties hereto as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3 Amendment. This Agreement may be amended by mutual agreement of the parties hereto, provided that in the case of OMEGA and 21 OCEANS, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective Shareholder. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE VII
                               GENERAL PROVISIONS

7.1  Survival  of  Representations,   Warranties  and  Agreements.  All  of  the
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of three years from the date of this Agreement.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to OMEGA 200 S. BISCAYNE BLVD SUITE 4450 MIAMI FL 33131

(b)  If to 21 OCEANS 1911 OAKMONT AVE #2 TARPON SPRINGS, FL 34689

     and

     cc:   John D. Padgett
           McGuireWoods LLP
           9000 World Trade Center
           101 West Main Street
           Norfolk, VA 23510
           Telephone:  (757) 640-3779
           Facsimile:  (757) 640-3968

(c)  If to the MAJORITY SHAREHOLDER
     1911 OAKMONT AVE #2
     TARPON SPRINGS, FL 34689

     and

     cc:   John D. Padgett
           McGuireWoods LLP
           9000 World Trade Center
           101 West Main Street
           Norfolk, VA 23510
           Telephone:  (757) 640-3779
           Facsimile:  (757) 640-3968

7.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become binding and effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of State of Florida without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Florida State or any federal court in the State of Florida in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8 Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above. (Please refer to the signed page)


                         OMEGA COMMERCIAL FINANCE CORP.


                         -------------------------------
                         Jon Cummings, President

                         21 MIAMI OCEANS INTERNATIONAL LTD


                         -------------------------------
                         Steven Yamashiro, Managing Member


                         MAJORITY SHAREHOLDER


                         -------------------------------
                         Steven Yamashiro